Exhibit 3.1

FS INVESTMENT CORPORATION

Articles of Amendment

FS Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) that:

FIRST: The Corporation desires to, and hereby does, amend its charter (the “Charter”) as currently in effect as hereinafter set forth.

SECOND: The Charter is hereby amended by deleting the text of Article I in its entirety and inserting in place thereof the following:

The name of the Corporation is FS KKR Capital Corp.

THIRD: The amendment to the Charter as set forth above shall take effect when these Articles of Amendment are accepted for record by the SDAT.

FOURTH: The amendment to the Charter as set forth above has been approved by the board of directors of the Corporation, without action by the stockholders, as permitted by Section 2-605(a)(1) of the Maryland General Corporation Law.

FIFTH: The amendment to the Charter set forth herein does not increase the authorized stock of the Corporation.

SIXTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalty for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer on December 19, 2018.

ATTEST:	FS INVESTMENT CORPORATION

/s/ Stephen S. Sypherd	By:	/s/ Michael C. Forman
Stephen S. Sypherd		Michael C. Forman
Secretary		Chief Executive Officer